Exhibit 10.3
FORM OF EXECUTIVE
LONG-TERM INCENTIVE
PERFORMANCE UNIT AGREEMENT
(EPS Based; One Year Performance Period;
14-Month Restricted Period)
     AGREEMENT made as of the ___ day of                     , 200___ between GLOBAL INDUSTRIES, LTD., a Louisiana corporation (the “Company”), and                                          (“Participant”).
     To carry out the purposes of the GLOBAL INDUSTRIES, LTD. 2005 STOCK INCENTIVE PLAN (the “Plan”) and in consideration of services performed by Participant and the mutual agreements and other matters set forth herein and in the Plan, the Company and the Participant hereby agree as follows:
     1. Grant of Performance Units. The Company, pursuant to the Plan, has granted on                     , 20___ (the “Date of Grant”), to Participant                      performance units (each a “Performance Unit”). Each Performance Unit represents the right to receive an unrestricted share (which need not be a whole number) of common stock, $0.01 par value per share, of the Company (“Stock”) for each Performance Unit to the extent “earned.” The Performance Units granted to Participant under this Agreement shall be subject to all the terms, conditions and restrictions set forth in the Plan and this Agreement, including future amendments to either, if any, pursuant to the terms thereof. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of this Agreement, including the number of Performance Units, may be adjusted by the Committee to appropriately reflect such change.
     2. Earned Shares.
     (a) As soon as administratively practicable after the last day of the Performance Period, the Committee shall determine for the Performance Period the Earnings Per Share for the Company and the Earned Percentage. The Committee’s determinations pursuant to the preceding sentence shall be certified by the Committee in writing and delivered to the Secretary of the Company. For purposes of the preceding sentence, written authorization of the Committee Chairman or approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. Shares of Stock shall be deemed earned under this Paragraph 2(a) (to the extent the applicable performance goals are satisfied) on the date the Committee takes the action set forth in the first sentence of this Paragraph 2(a) (the “Certification Date”) and such Stock shall be Restricted Shares subject to the Forfeiture Restrictions set forth in Paragraph 3. At the time of such certification and based on the Earnings Per Share for the Performance Period, the number of shares of Stock that shall be earned shall be equal to the number of Performance Units granted hereunder multiplied by the Earned Percentage (expressed as a percentage rounded to two decimal places). The Earned Percentage shall be determined in accordance with the schedules set forth on Appendix A hereto.

     (b) Notwithstanding any provision of Paragraph 2(a) to the contrary, no shares of Stock shall be earned if Participant’s employment is Terminated for Cause by the Company or by Participant for any reason other than death, Disability or Retirement, in either case before the Certification Date.
     (c) In the event of a Change in Control during the Performance Period if such Change of Control occurs either (i) while Participant is in the employ of the Company or (ii) on or after the date upon which Participant’s employment with the Company terminated by reason of Retirement, death or Disability or by the Company other than a Termination for Cause, one-half of one share of Stock shall be earned for each Performance Unit as of the effective date of such Change in Control and the provisions of Section 2(a) shall cease to apply.
     (d) In the event of termination of Participant’s employment by reason of Retirement, death or Disability or by the Company other than a Termination for Cause, and subject to the provisions of Paragraph 2(c), the number of shares of Stock that shall be earned on the Certification Date shall equal the total number of shares of Stock that would be earned as provided in Paragraph 2(a) if Participant was still employed on the Certification Date multiplied by the portion (expressed as a percentage rounded to two decimal places) of the Performance Period during which Participant was an employee of the Company.
     3. Forfeiture Restrictions. Any shares of Stock actually issued to Participant pursuant to this Agreement shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (to the extent then subject to the Forfeiture Restrictions), and in the event of the termination of Participant’s employment with the Company for any reason other than death, Disability or Retirement as provided below, Employee shall, for no consideration, forfeit and surrender such shares (to the extent then subject to the Forfeiture Restrictions) to the Company. The prohibition against transfer and the obligation to forfeit and surrender shares to the Company are herein referred to as the “Forfeiture Restrictions,” and the shares which are then subject to the Forfeiture Restrictions are herein sometimes referred to as “Restricted Shares.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares. The Forfeiture Restrictions shall lapse as to the shares of Restricted Shares on February 15, 2011 provided that Participant has been continuously employed by the Company from the Date of Grant through the lapse date.
Notwithstanding the foregoing, the Forfeiture Restrictions on all Restricted Shares issued shall lapse immediately upon such event if:
     (a) the Participant’s employment with the Company terminates by reason of Disability or Retirement; or
     (b) Participant dies while in the employ of the Company; or
     (c) Change of Control occurs and such Change of Control occurs after the date hereof provided that Participant has been continuously employed (including for this purpose any periods of authorized leave of absence) by the Company from the date of this Agreement to the date of such Change in Control.
The Restricted Shares shall be held in suspense during any period during which Participant is on an authorized leave of absence from the Company. Upon Participant’s return to employment with the Company following the termination of such leave of absence, Participant may continue to vest in such Restricted Shares in accordance with the provisions set forth herein and in the Plan, provided that the period during which Participant was on an authorized leave of absence shall not be counted and the lapse dates set forth above shall be extended by the period of Participant’s leave of absence.
The prohibition against the transfer of the Restricted Shares shall not apply to the transfer or exchange of Restricted Shares pursuant to a plan of reorganization of the Company, but the Stock or securities or property received in exchange therefor, and any Stock received as a result of a Stock split or Stock or other securities received as a result of a dividend in each case with respect to Restricted Shares, shall also become Restricted Shares subject to the Forfeiture Restrictions and the provisions governing the lapse of such Forfeiture Restrictions applicable to the original Restricted Shares
4. Stock Issuance. The Company shall cause to be issued certificates representing any shares of Stock earned hereunder in the name of Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death) as promptly as practicable after the Certification Date, but in no event later than April 15th of the calendar year after the calendar year in which the Performance Period ends; provided however, that, if the shares of Stock are earned pursuant to Paragraph 2(c), then the certificates shall be issued on the effective date of the Change in Control. No fraction of a share of Stock shall be issued by the Company under this Agreement; rather, the total number of shares of Stock that would otherwise be issued hereunder shall be rounded up to the next whole share of Stock. Unless and until a certificate or certificates representing such shares of Stock shall have been issued by the Company to Participant, Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares of Stock that may be, or have been, earned under this Agreement. The shares of Stock so issued under this Agreement and the Plan shall be issued in Participant’s name and subject to all the terms, conditions and restrictions set forth in the Plan and this Agreement pursuant to which Participant shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s Stock shall be subject to the Forfeiture Restrictions). Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement by Participant shall cause a forfeiture of the Restricted Shares. Each certificate representing Restricted Shares shall be conspicuously endorsed as follows:
The sale, assignment, pledge or other transfer of the shares of Common Stock evidenced by this certificate is prohibited by the terms and conditions of a Restricted Stock Agreement, a copy of which is attached hereto and incorporated herein, and such shares may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

     The Company may require Participant to execute and deliver to the Company a stock power in blank with respect to the Restricted Shares and may, in its sole discretion, determine to retain, directly or through a depositary designated by the Company, possession of the certificates for shares with respect to which the Forfeiture Restrictions have not lapsed. The Company shall have the right, in its sole discretion, to exercise such stock power in the event that the Company becomes entitled to shares pursuant to the provisions of Paragraph 3 as a result of a termination of Participant’s employment with the Company. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Participant is a party) in the name of Participant in exchange for the certificate evidencing the Restricted Shares. However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Participant’s benefit at a brokerage/financial institution selected by the Company. Participant agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Participant’s behalf.
     5. Securities Laws Compliance.
     (a) The Company has registered or intends to register for issuance under the Securities Act of 1933, as amended (the “Act”), the shares of Stock that may be earned and issued under this Agreement. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock earned under this Agreement will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable best efforts to insure that no delay will occur. If an exemption from registration under the Act is available and necessary upon issuance of shares of Stock earned hereunder, Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
     (b) Participant agrees that the shares of Stock acquired hereunder will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Participant also agrees that (i) the certificates representing the shares of Stock acquired under this Agreement may bear such legend or legends as the Administrator of the Plan deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the share of Stock acquired under this Agreement on the transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock acquired under this Agreement.
     6. Withholding of Tax. To the extent the earning or issuance of Performance Units or shares of Stock or the lapse of Forfeiture Restrictions results in the receipt of compensation income or wages by Participant for federal, state or local tax purposes, Participant shall deliver to the Company at such time such amount of money (or, with the consent of the Administrator, shares of Stock) as the Company may require to meet all obligations under applicable tax laws or regulations, and if Participant fails to do so, the Company is authorized to withhold from any cash or stock compensation then or thereafter payable to Participant, including from the shares of Stock otherwise issuable under this Agreement, any tax required to be withheld by reason thereof. If Participant makes the election authorized by section 83(b) of the Code, Participant shall submit to the Company a copy of the statement filed by Participant to make such election.
     7. Community Interest of Spouse. The community interest, if any, of any spouse of Participant in any of the Restricted Shares shall be subject to Restricted Shares shall be subject to all other terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Participant’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement or the Plan.
     8. Employment Relationship. Nothing contained in this Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the employment of Participant, nor confer upon Participant any right to continued employment. For purposes of this Agreement, Participant shall be considered to be an employee of the Company so long as Participant remains an employee of either the Company, or a parent or subsidiary of the Company. Without limiting the scope of the preceding sentence, it is expressly provided that Participant’s employment with the Company shall be considered to have been terminated at the time the entity or other organization that employs Participant ceases to be a parent or subsidiary of the Company event shall not constitute a Termination for Cause. Subject to the preceding sentence, any question as to whether and when there has been a termination of such employment, and whether such event is a Termination for Cause, shall be determined by the Committee, and its determination shall be final.
     9. Entire Agreement; Amendment. Except to the extent expressly provided otherwise in any employment, severance or change of control agreement with Participant, this Agreement replaces and merges all previous agreements and discussions relating to this award of Performance Units between Participant and the Company and together with the Plan constitutes the entire agreement between Participant and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the provisions of Section 409A of the Code apply to this Agreement and that the terms of this Agreement do not, in whole or in part, satisfy the requirements of such section, then the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.
     10. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Participant, such notices or communications shall be deemed effectively delivered if hand delivered to Participant at Participant’s principal place of employment or if sent by registered or certified mail, return receipt requested, postage paid, to

Participant at the last address Participant has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
     11. Interpretation. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.
     12. Acknowledgments. Participant is not relying upon any written or oral statement or representation of the Company, its affiliates, or any of its or their respective employees, officers, directors, attorneys or agents (collectively, the “Company Parties”) regarding the tax consequences associated with Participant’s execution of this Agreement, and in deciding to enter into this Agreement, Participant is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax consequences associated with Participant’s execution of this Agreement and his receipt of Performance Units or shares of Stock hereunder.
     13. Certain Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all capitalized terms used in this Agreement, which are not defined in this Agreement, will have the meanings set forth in the Plan.
“Earnings Per Share” or “EPS” means, with respect to the Performance Period, the sum of the annual “earnings per common share — diluted” reflected in the regularly prepared and publicly available consolidated financial statements of the Company prepared in accordance with GAAP for the Performance Period, adjusted for non-recurring, unusual and unexpected items.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Performance Period” means the one-year period set forth on Appendix A of this Agreement.
“Retirement” means the termination of Participant’s employment with the consent of the Company after at least ten years of service, not including service time with any company or entity acquired by the Company prior to such acquisition.
“Termination for Cause” means termination as a result of Participant’s gross negligence or willful misconduct in the performance of his employment or Participant’s final conviction of a misdemeanor involving moral turpitude or any felony.
     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer, and Participant has executed this Agreement, all as of the day and year first above written.

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

PARTICIPANT

Name:

Appendix A
Performance Unit Agreement
(EPS Based; One-Year)
AWARD OF PERFORMANCE UNITS

Performance
Period	Full EPS	Target EPS	Threshold EPS

January 1, 20[__] to	[$____]	[$____]	[$____]
December 31, 20[__]

Earnings Per Share for the
Performance Period	Earned Percentage

At or above the Full EPS	100%

Above the Target EPS but less than the Full EPS	Interpolated percentage between 50% and 100%

At the Target EPS	50%

Above the Threshold EPS but less than the Target EPS	Interpolated percentage between 25% and 50%

At the Threshold EPS	25%

Below the Threshold EPS	0%
     The interpolated percentage referred to in the schedule above shall be determined (i) for an Earnings Per Share greater than the Threshold EPS but less than the Target EPS by increasing the stated Earned Percentage for Threshold EPS by the Below Target Incremental Percentage for each $0.01 (one cent) by which the Earnings Per Share exceeds the Threshold EPS and (ii) for an Earnings Per Share greater than the Target EPS but less than the Full EPS by increasing the stated Earned Percentage for the Target EPS by the Above Target Incremental Percentage for each $0.01 (one cent) by which the Earnings Per Share exceeds the Target EPS. “Below Target Incremental Percentage” means the amount equal to (A) the Earned Percentage for Target EPS minus the Earned Percentage for Threshold EPS divided by (B) 10 multiplied by the difference between the Target EPS and the Threshold EPS; and “Above Target Incremental Percentage” means the amount equal to (A) the Earned Percentage for Full EPS minus the Earned Percentage for Target EPS divided by (B) 10 multiplied by the difference between the Full EPS and the Target EPS. To illustrate, if, for the Performance Period, the Target EPS is $0.40, the Threshold EPS is $0.20, and the actual Earnings Per Share is $0.30, then the Below Target Incremental Percentage is 1.25% (.25 divided by (100 multiplied by (.40 minus .20))). Since the actual Earnings Per Share exceeds the Threshold EPS in this example by $0.10, the Earned Percentage would be 37.5% (25% plus (1.25% multiplied by 10 (the number of cents above threshold)).
Appendix A-1